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                                                                       EXHIBIT F

NOTICE OF OFFER TO PURCHASE FOR CASH UP TO 5% OF OUTSTANDING UNITS OF AND BY HATTERAS MULTI-STRATEGY FUND, L.P., HATTERAS MULTI-STRATEGY TEI FUND, L.P., HATTERAS MULTI-STRATEGY INSTITUTIONAL FUND, L.P., AND HATTERAS MULTI-STRATEGY TEI INSTITUTIONAL FUND, L.P. AT NET ASSET VALUE PER UNIT AS OF JUNE 30, 2009.

March 30, 2009 - Hatteras Multi-Strategy Fund, L.P., Hatteras Multi-Strategy TEI Fund, L.P., Hatteras Multi-Strategy Institutional Fund, L.P., and Hatteras Multi-Strategy TEI Institutional Fund, L.P. (each a "Fund" and collectively, the "Funds") are each offering to purchase Units (as defined below) in the Funds (the "Offers") in an amount up to approximately 5.00% of the net assets of each of the Funds from partners of the Funds (the "Partners") at their net asset value ("NAV") calculated as of the Repurchase Date (as defined below), less any Repurchase Fee (as defined below). As used in this Notice, the term "Unit" or "Units" refers to the limited partnership units in the Funds. Partners that desire to tender Units for purchase must do so by 12:00 midnight, Eastern Standard Time on April 24, 2009 (the "Notice Due Date"), subject to any extension of the Offer made in the absolute discretion of the Funds' Board of Directors. The NAV of Units will be calculated for this purpose as of June 30, 2009, or at a later date determined by the Funds if the Offer is extended (in each case, the "Repurchase Date").

The Funds will review the NAV calculation of the Units during the Funds' audit for the fiscal year ending on or after the Repurchase Date, which the Funds expect will be completed within 60 days of the fiscal year-end (by the end of May 2010). A Partner may tender all or some of its Units; however, the minimum value of a repurchase is $50,000, subject to the discretion of the general partner. If a Partner tenders some of its Units in an amount that would cause the Partner's remaining Units in a Fund to have a NAV of less than $100,000, the general partner reserves the right to reduce the amount to be repurchased from the Partner so that the required minimum account balance is maintained or to repurchase the remainder of the Partner's Units in that Fund.

A Partner who tenders Units prior to holding such Units for 12 consecutive months may be subject to a "Repurchase Fee" payable to the Funds equal to 5.00% of the amount requested to be purchased, to be netted against withdrawal proceeds. If a Partner tenders its Units to a Fund which purchases those Units, that Fund will issue the Partner a non-interest bearing, non-transferable promissory note (the "Note") entitling the Partner to receive an amount equal to the unaudited NAV of the Units tendered determined as of the Repurchase Date.

The Note will entitle the Partner to receive an initial payment in cash equal to at least 95% (100% in the case of a Partner that tenders less than all of its Units) of the unaudited NAV of the Units tendered (the "Initial Payment"). The Funds may take up to 90 days after the Repurchase Date to make the Initial Payment. If a Partner tenders all of its Units, the Note will also entitle the Partner to receive a contingent payment (the "Post-Audit Payment") equal to the excess, if any, of (1) the NAV of the Units tendered and purchased as of the Repurchase Date (as it may be adjusted based upon the next annual audit of the Funds' financial statements), less any Repurchase Fee, over (2) the Initial Payment. Final adjustments of payments in connection with the repurchased Units generally will be made promptly after the completion of the annual audit of the Funds. The Post-Audit Payment will be payable promptly after the completion of the Funds' next annual audit. The Note will be held by UMB Fund Services, Inc. ("UMBFS") on the Partner's behalf. Upon a written request by a Partner to UMBFS, UMBFS will mail the Note to the Partner.

For purposes of determining the Repurchase Fee, Units will be repurchased on a "first in-first out" basis. If the value of Units tendered for repurchase exceeds the value a Fund intended to repurchase, that Fund may determine to repurchase less than the full number of Units tendered. In such event, Partners of that Fund will have their Units repurchased on a pro rata basis, and tendering Partners will not have all of their tendered Units repurchased by the Fund.

The Offer is being made to all Partners of the Funds and is not conditioned on any minimum number of Units being tendered. The purchase amount will be paid entirely in cash, less any Repurchase Fee due to the Funds.

Partners that desire to tender Units for purchase must do so by the Notice Due Date, at which time the Offer is scheduled to expire. Until the Notice Due Date, Partners have the right to withdraw any tenders of their Units. Units withdrawn may be re-tendered before the Notice Due Date by following the tender

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procedures described herein. If the Funds have not yet accepted a Partner's tender of Units on or prior to May 22, 2009 (i.e., the date 40 business days from the commencement of the Offers), a Partner will also have the right to withdraw its tender of its Units after such date.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Tender Offer Administrator at its address and telephone number set forth below and will be furnished promptly at the applicable Fund's expense.

If a Partner would like a Fund to purchase all or some of its Units, it should complete, sign and either (i) mail (via certified mail, return receipt requested) or otherwise deliver a Letter of Transmittal to the Fund, c/o UMB Fund Services, Inc. at P.O. Box 1623, Milwaukee, Wisconsin 53201-1623,
Attention: Tender Offer Administrator; or (ii) fax it to UMBFS at (816) 860-3138, Attention: Tender Offer Administrator, so that it is received before 12:00 midnight, Eastern Standard Time, on April 24, 2009. IF THE PARTNER CHOOSES TO FAX THE LETTER OF TRANSMITTAL, IT MUST MAIL THE ORIGINAL LETTER OF TRANSMITTAL TO UMBFS PROMPTLY AFTER IT IS FAXED (ALTHOUGH THE ORIGINAL, IF FAXED, DOES NOT HAVE TO BE RECEIVED BY MAIL BEFORE 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON APRIL 24, 2009). The value of the Units may change between February 28, 2009 (the last time prior to the date of this filing as of which NAVs were calculated) and the Repurchase Date. Partners desiring to obtain the estimated NAV of their Units may contact UMBFS, at (800) 504-9070 or at the address listed on the first page of the Letter of Transmittal, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Standard Time).

Please note that just as each Partner has the right to withdraw its tender prior to the Notice Due Date, the Funds have the right to cancel, amend or postpone the Offers at any time before the Notice Due Date. Also realize that although the Offers are scheduled to expire on April 24, 2009, a Partner that tenders all of its Units in a Fund will remain a Partner of the Fund through the Repurchase Date, when the NAV of the Partner's Units is calculated, notwithstanding the Fund's acceptance of the Partner's Units for purchase.

The receipt of cash in exchange for Units pursuant to the Offers may be a taxable transaction for U.S. federal income tax purposes and under applicable state, local and other tax laws. Generally, a Partner receiving cash in exchange for Units will recognize gain to the extent that the cash received exceeds the Partner's aggregate adjusted tax basis in the Units exchanged and the Units retained by the Partner. All Partners should consult with their own tax advisors as to the tax consequences of the Offers based on their particular circumstances. Any federal tax advice contained in this paragraph was not intended or written to be used, and cannot be used, by any Partner for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code

The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in each Fund's Offer to Purchase and is incorporated herein by reference.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.